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                                                                  Exhibit 23.1


                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the Incorporation by reference in the registration statements of Biomatrix, Inc. on Forms S-8 (File Nos. 33-91066, 33-91064 and 333-29983)
and Forms S-3 (File Nos. 33-99856 and 333-77367) of our report dated January 28, 2000, except for Note 18, as to which the date is March 7, 2000 and Note 19 which is October 23, 2000 on our audits of the consolidated financial statements of Biomatrix, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 which report is included in this 1999 Annual Report on Form 10-K/A.


PricewaterhouseCoopers LLP

New York, New York
October 25, 2000